Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-138651) and Registration Statement on Form S-3 (No.333-64177) of our reports dated February 16, 2007, relating to Intervest Bancshares Corporation and Subsidiaries’ consolidated financial statements and its management’s assessment of the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Hacker, Johnson & Smith, P.A., P.C.
Hacker, Johnson & Smith, P.A., P.C.
Tampa, Florida
February 16, 2007